EXHIBIT 99.1

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Timberline Announces Second Quarter Results

DRILLING REVENUES DOUBLED FROM THE SAME PERIOD LAST YEAR

May 15, 2008 – Coeur d’Alene – Timberline Resources Corporation (AMEX:TLR) today announced consolidated financial results for its second fiscal quarter of 2008 which ended on March 31, 2008.

Timberline’s contract drilling subsidiaries, Kettle Drilling, Inc. (“Kettle”) and World Wide Exploration, S.A. de C.V. (“World Wide”), reported combined gross revenues of $8.39-million for the quarter, a 119-percent increase over the $3.83-million in revenue reported in the same period last year, and a pre-tax net profit of $0.89-million, a 270-percent increase over the $0.24-million in pre-tax net profit reported in the same period last year.

Timberline’s U.S. operations at Kettle generated revenues of $5.72-million, a gross profit of $1.20-million, and a pre-tax net profit of $0.14-million. Timberline’s Mexican operations at World Wide generated revenues of $2.66-million, a gross profit of $0.85-million, a pre-tax net profit of $0.76-million, and an after-tax net profit of $0.43-million. Both Kettle and World Wide specialize in underground core drilling services in support of active mining operations and advanced exploration projects.

Timberline CEO Randal Hardy stated, “We are pleased with our performance as we begin to see the positive results of our emphasis on profitability after two years of very rapid growth. We are particularly satisfied with the growth and profitability in our Mexican drilling operations and are confident that our operating results and trend of profit growth will continue in both the U.S. and Mexico. Based on the contract drilling revenues reported for our first two quarters, typically our weakest due to holiday shutdowns, we are confident that barring any unforeseen events, our 2008 drilling revenue will meet or exceed our target of $30-million.”

Overall, for the quarter ended March 31, 2008, Timberline reported revenue of $8.39-million compared to revenue of $3.83-million in the same period in 2007. The net loss for the period was $0.49-million compared to a net loss of $0.22-million for the same period a year ago. EBITDA for the quarter was $0.35-million.

Timberline’s corporate office and exploration division reported a net loss of $1.06-million for the second quarter, compared to a net loss of $0.46-million in the same period last year. The loss includes $0.13-million in non-cash charges, $0.42-million in exploration expenses, and the remainder in general and administrative expenses.

In the second quarter, permits were granted by Inyo County to proceed with exploration at Conglomerate Mesa, where extensive mapping and sampling was performed in preparation for an upcoming drill program. The Company is still awaiting approval from the Bureau of Land Management (BLM) to reopen the access road and begin drilling. Additional mapping and sampling, along with a detailed structural analysis, were performed at East Camp Douglas to define potential drill targets. Permitting and planning is also underway at Butte Highlands and Snowstorm in anticipation of active spring and summer field seasons at both properties.

Also in the second quarter, a 6-hole, 5,300-foot drill program was completed at Downeyville and the property was subsequently dropped. The Pac and HD properties, the last remaining pieces of the Cedar Mountain project, were also dropped. Although these were early-stage “legacy” properties that preceded the current management team, it was believed by management that they merited limited testing before being returned to their owners.

Corporate highlights during the quarter included the signing of a definitive Purchase Agreement to acquire Small Mine Development, LLC (“SMD”), one of the largest underground mine contractors in the United States.  Upon receipt of shareholder approval and closing, the acquisition is expected to immediately and sharply increase revenue and profitability at Timberline. Subsequent to the end of the quarter, Timberline filed a Preliminary Proxy with the U.S. Securities and Exchange Commission (SEC) which included proposals related to the acquisition of SMD and other items, and is now under review. The Timberline Board of Directors, including SMD founder and owner Ron Guill, remain confident that the acquisition will close successfully.

During the quarter, Timberline also reported the initiation of a management transition at its drilling operations, which is now well underway. Doug Kettle and David Deeds submitted their resignations on May 1, 2008 and stepped down from their positions as President and CEO of Kettle, respectively, effective May 15, 2008. As announced previously, the Company anticipates a smooth and orderly changeover and expects all of its drilling operations to proceed as normal and without interruption during this transition.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.

Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on high-potential, district-scale gold projects. With its anticipated acquisition of a premier American underground mine contractor, Small Mine Development, Timberline will strengthen its position as an emerging, vertically-integrated resource company. Timberline is listed on the American Stock Exchange and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman

Phone: 208.664.4859